Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130646, 33-90452, 33-94594, 333-10811, 333-74269, 333-89962, 333-107564 and 333-116785 on Form S-8 of our report dated March 30, 2007 related to the consolidated financial statements of The Gymboree Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting method and the adoption of a new accounting standard) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Gymboree Corporation for the year ended February 3, 2007.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 30, 2007